Exhibit 3.1

Amended and Restated Articles of Incorporation

of

SmooFi Inc.

1.       The name of the corporation is hereby being changed in this restatement to NuLife Sciences, Inc. It was originally incorporated under the name of SmooFi, Inc., and the original Articles of Incorporation of the corporation were filed with the Secretary of State of Nevada on October 15, 2013.

2.       Pursuant to Chapter 78, Title 7 of Nevada Revised Statutes, these Restated Articles of Incorporation restate in its entirety and integrate and further amend the provisions of the Articles of Incorporation of this corporation.

3.       These Amended and Restated Articles have been adopted and approved by holders of a majority of the outstanding voting shares of the corporation.

4.       The text of the Restated Articles of Incorporation as heretofore restated in its entirety is hereby restated and further amended to read as follows:

ARTICLES OF INCORPORATION

OF

NULIFE SCIENCES, INC.

FIRST: The name of the Corporation is NuLife Sciences Inc.

SECOND: The address of the Corporation's registered office in the State of Nevada is 3773 Howard Hughes Parkway, Suite 500 S, Las Vegas, Nevada 89169. The name of the Corporation's registered agent at such address is InCorp Services Inc.

THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes, except that the Corporation will not engage in any business subject to supervision by the commissioner of insurance or by the commissioner of financial institutions.

FOURTH: The aggregate number of shares of all classes of stock, which the corporation shall have authority to issue is Five Hundred Million (500,000,000) shares of$.001 par value capital stock, of which Four Hundred Seventy Five Million (475,000,000) shares shall be designated “$0.001 par value Common Stock” and Twenty Five Million (25,000,000) shares shall be designated “$0.001 par value Preferred Stock”. Further, the Board of Directors of this Corporation, by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of Preferred Stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be standard expressed in the resolution or resolutions adopted by the Board of Directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

Preferred Stock of any class or series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the Board of Directors authorizing the issuance of such series.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized, (a) to make, alter or repeal the by-laws of the Corporation, (b) to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation, (c) to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created, (d) to designate one or more committees, each committee to consist of one or more directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting or committee. The Bylaws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of an such absent or disqualified member, Any such committee, to the extent provided in the resolution of the Board of Directors, or in the Bylaws of the corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matter: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Nevada Revised Statutes to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any By-law of the Corporation. When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or business enterprise, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

EIGHTH: The By-laws of the Corporation shall govern the election or replacement of directors, and need not be by written ballot to all shareholders entitled to vote on such matters unless the Bylaws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provision of Section 78.630 of Title 7 of the Nevada Revised Statutes or on the application of trustee in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 76.600 of Title 7 of the Nevada Revised Statutes order a meeting of the creditors or class of creditor, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been mad, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director if he (i) is not liable under NRS 78.138, or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the Nevada Revised Statutes or any other applicable law is amended to authorize this Corporation’s action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, or any other applicable law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

THE UNDERSIGNED, being the Secretary of the Corporation, pursuant to Chapter 78, Article 7 of Nevada Revised Statutes, hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 31st day of October 2016.

/s/ Sean Clarke_________________

Sean Clarke, Secretary